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                                 EXHIBIT 4.1

THIS OPTION MAY BE EXERCISED ONLY IN ACCORDANCE WITH THE TERMS OF THE SILICON VALLEY BANCSHARES 1989 STOCK OPTION PLAN (the "PLAN"). ONLY CERTAIN PROVISIONS OF THE PLAN ARE SUMMARIZED IN THIS AGREEMENT. A COPY OF THE PLAN IS PROVIDED WITH THIS AGREEMENT.



                           SILICON VALLEY BANCSHARES


                           NONSTATUTORY STOCK OPTION

                                GRANT AGREEMENT
                                ---------------



               OPTIONEE:  Stern Stewart (the "Optionee")
               DATE OF GRANT:  April 18, 1996
               NUMBER OF SHARES:  100,000 (the "Shares")
               EXERCISE PRICE PER SHARE:  $24.25 (the "Exercise Price")*




THIS OPTION IS INTENDED TO BE A "NONSTATUTORY STOCK OPTION." A "NONSTATUTORY STOCK OPTION" IS AN OPTION NOT DESCRIBED IN SECTIONS 422(b), 422A(b), 423(b) OR 424(b) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.


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*  The Exercise Price may not be less than the fair market value per Share on the Date of Grant.
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1.   PURPOSE OF THE OPTION.

     One of the purposes of the Plan is to advance the interests of Silicon Valley Bancshares (the "Company") by stimulating the efforts of key employees, consultants and directors of the Company by granting stock options to them, thereby enabling them to participate financially in the progress and success of the Company.

2.   SIGNATURE ON OPTION AGREEMENT.

     This option cannot be exercised unless you first sign this document in the place provided and return it to the Secretary of the Company before the close of business on the 30th day after execution of this stock option grant agreement by the Company. If you fail to do so, this option will terminate and be of no effect. However, your signing and delivering this letter will not bind you to purchase any of the Shares subject to this option. Your obligation to purchase the Shares can arise only when you exercise this option in the manner set forth in Paragraph 3 below.

3.   TERMS OF OPTION AND EXERCISE OF OPTION.

     (a)  Vesting.
          -------

     Subject to shareholder approval and to the provisions of Paragraphs 4 and 5 below and this Paragraph 3, this option can be exercised by you at any time (i) after the successful completion of Phase Three of that certain project being performed for the Company by the Optionee pursuant to that certain Agreement dated June 15, 1995 between the Company and the Optionee (the "Consulting Agreement") and (ii) prior to the expiration or cancellation of this option.

     (b)  Term of Option.
          --------------

     This option shall expire and no longer be exercisable upon the earlier to occur of (i) five (5) years from the Date of Grant, (ii) cancellation of the option pursuant to Paragraph 9 hereof, or (iii) the expiration of the period set forth in Paragraph 4 hereof.

     (c)  Procedure for Exercise.
          ----------------------

     This option may be exercised by delivering to the Secretary of the Company payment in full in the amount of the Exercise Price multiplied by the number of Shares being purchased in cash or by certified check or official bank check or the equivalent thereof acceptable to the Company, together with a written notice in a form satisfactory to the Company, signed by you, specifying the number of Shares you then desire to purchase and the time of delivery thereof, which shall not be less than fifteen (15) days and not more than thirty (30) days after the giving of such notice unless an earlier or later date is mutually agreed upon. The Company shall, without transfer or issue tax to you (or such other person entitled to exercise the option), deliver to you (or such other person entitled to exercise the option) at the principal office of the Company, or such other place as shall be mutually acceptable, a certificate for such Shares dated the date the option was validly exercised; provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it with

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reasonable diligence to comply with any requirements of law. No fractional
Shares shall be issued or delivered.

4.   TERMINATION OF CONSULTING RELATIONSHIP.

     If your status as a consultant to the Company is terminated for any reason upon 30 days prior written notice from the Company, this option may be exercised within three (3) months from the date of such termination (but in no event after the expiration of the term of this option set forth in Paragraph 3(b)) to the extent you were entitled to exercise the option on the date of termination. The Company may terminate your status as a consultant in the event that (i) you cease to offer the EVA Institute pursuant to the Consulting Agreement and (ii) you fail to perform in a timely manner the consulting services reasonably requested of you by the Company pursuant to the Consulting Agreement. Termination for the foregoing reasons shall not be deemed to be termination for "cause," as that term is defined in the Plan.

5.   RESTRICTIONS ON RESALE.

         (a)  Restriction.
              -----------

     Shares issued upon exercise of this option shall be subject to a contractual restriction on the resale thereof for a period (the "Restricted Period") of two (2) years from the Date of Grant or such shorter period as may result from the operation of subparagraph (b) hereof. During the Restricted Period, Shares acquired upon exercise of this option may not be sold, offered for sale, transferred, pledged or hypothecated in any manner whatsoever. The Company shall direct its transfer agent to place a restrictive legend on such shares reflecting the resale restriction.

         (b)  Acceleration of Restricted Period
              ---------------------------------

         Upon the occurrence of any of the following events (an "Accelerating Event"), the Restricted Period shall terminate and the contractual restriction on resale of this Paragraph 5 shall cease to be in effect:

              (i)  A Change in Control (as defined in the Plan).

              (ii) Termination of the employment of John C. Dean with the Company.

 6.  WITHHOLDING.

     The Company may condition the issuance of Shares upon exercise of this option upon your payment of income taxes, if any, required to be withheld under federal, state or local tax laws or regulations in connection with such exercise. This payment may be made by any method of payment acceptable to the Company, including the withholding of Shares from the total number of Shares issuable upon exercise or the delivery of shares of Company Common Stock that you have held for at least six (6) months.

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7.   NONTRANSFERABILITY OF OPTION.

     This option shall not be transferable and may be exercised only by you. Any purported transfer or assignment of this option shall be void and of no effect, and shall give the Company the right to terminate this option as of the date of such purported transfer or assignment.

8.   ADJUSTMENT OF AND CHANGES IN THE SHARES.

     In the event of any change in the outstanding Common Stock of the Company, without receipt by the Company of additional consideration (whether by reason of stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares and the like), the aggregate number or class of Shares subject to this option immediately prior to such event shall be appropriately adjusted by the Board of Directors in accordance with the terms of the Plan so that your proportionate interest in the Company by reason of your rights under any unexercised portions of such options shall be maintained as before the occurrence of such event. Such adjustment by the Board of Directors shall be conclusive.

9.   ACCELERATION AND TERMINATION OF OPTION.

       (a)  Liquidation or Dissolution.
            --------------------------

       In the event of a proposed dissolution or liquidation of the Company, the vesting of this option shall accelerate such that all Shares subject hereto shall be exercisable as of immediately prior to the consummation of such proposed action. This option shall terminate upon the consummation of such proposed action, unless otherwise provided by the Board.

       (b) Change in Control.  In the event of a "change in control" (as defined
           -----------------
in Section 11 of the Plan), this option shall become exercisable in full, whether or not it would otherwise be exercisable. If this option becomes fully exercisable pursuant to this provision, the Board shall notify you that this option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and this option shall terminate upon the expiration of such period.

10.  SUBJECT TO TERMS OF THE PLAN.

     This Agreement shall be subject in all respects to the terms and conditions of the Plan. Your signature herein represents your acknowledgment of receipt of a copy of the Plan. Any dispute or disagreement that shall arise under, or as a result of, or pursuant to, this Agreement shall be finally and conclusively determined by the Board of Directors of the Company or its duly appointed committee in its sole discretion, and such determination shall be binding upon all parties.

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

11.  EXERCISE OF OPTION CONDITIONED ON APPROVAL.

     Exercise of this option is conditioned upon approval of the increase in shares reserved under the Plan by the shareholders of the Company at the 1996 Annual Meeting of Shareholders, registration of the Shares with the Securities and Exchange Commission and qualification or exemption of the offer and sale of the Shares to be issued pursuant to the Plan by the Commissioner of Corporations of the State of California, unless in the opinion of counsel to the Company such registration or qualification is not necessary.

12.  TAX EFFECTS.

     This option is intended to be a nonstatutory (or nonqualified) option, and taxation thereof (with respect to both the Company and the optionee) shall be governed by applicable provisions of the Code.

THE FEDERAL TAX CONSEQUENCES OF CONSULTANT STOCK OPTIONS ARE COMPLEX AND SUBJECT TO CHANGE. A TAXPAYER'S PARTICULAR SITUATION MAY BE SUCH THAT SOME VARIATION OF THE GENERAL RULES IS APPLICABLE. ACCORDINGLY, AN OPTIONEE SHOULD CONSULT WITH ITS OWN TAX ADVISOR BEFORE EXERCISING ANY OPTION OR DISPOSING OF ANY SHARES ACQUIRED UPON THE EXERCISE OF AN OPTION.

13.  RIGHTS AS A SHAREHOLDER.

     You have no rights as a shareholder of the Company with respect to any Shares until the stock certificate for such Shares is issued and delivered to you.

14.  PUT BACK TO THE COMPANY.

     Upon the occurrence of an Accelerating Event, the Optionee may upon ten
(10) days notice to the Company surrender this option to the Company for cancellation in exchange for $500,000.00, payable in cash, by certified check or by wire transfer; provided, however, that if this option shall have been previously exercised in part, the Optionee, upon surrender of this option to the Company, shall receive in exchange therefor $500,000 multiplied by a fraction, the numerator of which shall be the number of remaining shares in the option and the denominator of which shall be 100,000.

Company:                                    Optionee:
Silicon Valley Bancshares                   Stern Stewart & Co.

By:                                         By:
   -----------------------------               ------------------------------

Name:                                       Name:
     ---------------------------                 ----------------------------

Title:                                      Title:
      --------------------------                  ---------------------------

Date:                                       Date:
     ---------------------------                 ----------------------------

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